Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 14, 2014, is made by and between Associated Materials LLC, a Delaware limited liability company (the “Company”), and Scott Stephens (“Executive”).
WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs Executive as the Company’s Executive Vice President and Chief Financial Officer and Executive accepts such employment, for the Employment Term (as defined in Section 3). During the Employment Term, Executive shall report to the Chief Executive Officer of the Company, performing such duties as shall be reasonably required of an executive vice president and chief financial officer of a corporation of a similar size and nature to the Company, and shall have such other powers and perform such other duties as may from time to time be assigned to him by the Chief Executive Officer of the Company and the Board of Directors of Associated Material Group, Inc., a Delaware corporation (“Parent”). To the extent requested by the Company’s Chief Executive Officer or the Board of Directors of Parent (the “Board”), Executive shall also serve on any committees of the Board and/or as a director, officer or employee of Parent or any other person or entity which, from time to time, is a direct or indirect subsidiary of Parent (Parent and each such subsidiary, person or entity, other than the Company, are hereinafter referred to collectively as the “Affiliates,” and individually as an “Affiliate”). Executive’s service as a director of the Company or as a director, officer or employee of any Affiliate shall be without additional compensation.
2.Performance. Executive will serve the Company faithfully and to the best of his ability and will devote his full business time, energy, experience and talents to the business of the Company and the Affiliates; provided, that it shall not be a violation of this Agreement for Executive to manage his personal investments and business affairs, or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may reasonably select so long as such service does not interfere with Executive’s performance of his duties hereunder.
3.Employment Term. Subject to earlier termination pursuant to Section 6, Executive’s term of employment hereunder shall commence on October 14, 2014 (the “Commencement Date”), and continue through the date which is three (3) years following the Commencement Date; provided, that beginning on the third anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date, such term shall be automatically extended by an additional one year beyond the end of the then-current term, unless, at least ninety (90) days before such third anniversary of the Commencement Date, or ninety (90) days before any such subsequent anniversary of the Commencement Date, the Board gives written notice to Executive that the Company does not desire to extend the term of this Agreement, in which case, the term of employment hereunder shall terminate as of the third anniversary of the Commencement Date or the end of the then-current term, as applicable (the term of employment hereunder, including any extensions, in accordance with this Section 3, shall be referred to herein as the “Employment Term”).
4.Compensation and Benefits.
(a)Salary. As compensation for his services hereunder and in consideration of Executive’s other agreements hereunder, during the Employment Term, the Company shall pay Executive a base salary, payable in equal installments in accordance with the Company’s payroll procedures, at an annual rate of $425,000 (the “Base Salary”), subject to annual review by the Board (or its compensation committee) which may increase, but not decrease, Executive’s Base Salary.

(b)Annual Incentive Bonus. Commencing on the Commencement Date, Executive shall be entitled to participate in an annual incentive bonus arrangement established by the Company on terms and conditions substantially as set forth in Exhibit A hereto. Any annual incentive bonus to which Executive is entitled under this Agreement for any fiscal year shall be paid in a cash lump-sum within thirty (30) days following the close of books of the Company and completion of the Company’s annual audit by its external accountants for such fiscal year but in any event shall not be paid later than March 15th of the fiscal year immediately following the fiscal year to which the bonus relates.

(c)Signing Bonus. The Company shall pay Executive a signing bonus of $225,000 on the first payroll date following the Commencement Date. If Executive’s employment is terminated due to Executive’s resignation for any reason or by the Company for Cause (as defined in Section 6) prior to December 31, 2015, Executive will promptly repay such signing bonus to the Company.

(d)Retirement, Medical, Dental and Other Benefits. During the Employment Term, Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various retirement, medical, dental and other employee benefit plans made available by the Company, from time to time, for its executives.

(e)Vacation; Sick Leave. During the Employment Term, Executive shall be entitled to not less than four (4) weeks of vacation during each calendar year and sick leave in accordance with the Company’s policies and practices with respect to its executive officers.

(f)Business Expenses. The Company shall reimburse or advance payment to Executive for all reasonable expenses actually incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

(g)Living Expenses. The Company shall pay Executive a monthly stipend of $4,000 to cover monthly living expenses and shall reimburse Executive for airfare and other transportation expenses incurred in commuting from his residence in Illinois to the Company’s headquarters in Northern Ohio for a period of nine (9) months beginning on the Commencement Date. In the event that Executive decides to permanently relocate to Northern Ohio at any time during the Employment Term, the Company shall extend to Executive the Company’s then applicable relocation policy; provided, that the monthly stipend of $4,000 shall terminate upon the earlier of (i) Executive’s relocation or (ii) the 9-month anniversary of the Commencement Date.

5.Covenants of Executive. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its Affiliates’ (collectively, the “Company Group”) trade secrets and with other confidential information concerning the Company Group, and that his services are of special, unique and extraordinary value to the Company Group. Therefore, the Company and Executive mutually agree that it is in the interest of both parties for Executive to enter into the restrictive covenants set forth in this Section 5 and that such restrictions and covenants are reasonable given the nature of Executive’s duties and the nature of the Company Group’s business.

(a)Noncompetition. During the Employment Term and for the two (2) year period following termination of the Employment Term (the “Restricted Period”), Executive shall not, within any jurisdiction or marketing area in which the Company Group is doing business (or has made specific plans to do business in the future and as to which Executive was aware of such planning at or prior to the time Executive’s employment is terminated), directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any Business (as hereinafter defined); provided, that Executive’s ownership of securities of two percent (2%) or less of any class of securities of a public company shall not, by itself, be considered to be competition with the Company Group. For purposes of this Agreement, “Business” shall mean the manufacturing, production, distribution or sale of exterior residential building products, including, without limitation, vinyl siding, windows, fencing, decking, railings and garage doors, or any other business of a type and character engaged in by the Company Group during the Employment Term (including, without limitation, any business in which the Company Group has specific plans to conduct in the future and as to which Executive was aware of such planning at or prior to the time Executive’s employment is terminated).

(b)Nonsolicitation. During the Employment Term and the Restricted Period, Executive shall not, directly or indirectly, (i) hire or employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee or consultant of the Company Group; (ii) otherwise induce or attempt to induce any employee or consultant of the Company Group to leave the employ or service of the Company Group, or in any way interfere with the relationship between the Company Group and any employee or consultant respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company Group to cease doing business with the Company Group, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company Group.

(c)Nondisclosure; Inventions. For the Employment Term and at all times thereafter, (i) Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of the Company Group, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company Group or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company Group, including, without limitation, any know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company Group (all of the foregoing collectively hereinafter referred to as “Confidential Information”), and (ii) Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company Group; provided, that Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by Executive. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by Executive, alone or with others, while an employee of the Company which are related to the business of the Company Group shall be and become the sole property of the Company, unless released in writing by the Board, and Executive hereby assigns any and all rights therein or thereto to the Company.

(d)Nondisparagement. During the Employment Term and at all times thereafter, Executive shall not take any action to disparage or criticize the Company Group or their respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company Group. Nothing contained in this Section 5(d) shall preclude Executive from enforcing his rights under this Agreement.

(e)Return of Company Property. All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company Group, whether prepared by Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by Executive (including, without limitations, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term.

(f)Enforcement. Executive acknowledges that a breach of his covenants contained in this Section 5 may cause irreparable damage to the Company Group, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Executive agrees that if he breaches or threatens to breach any of the covenants contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company Group shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

(g)Scope of Covenants. The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

6.Termination. The employment of Executive hereunder shall automatically terminate at the end of the Employment Term. The employment of Executive hereunder and the Employment Term may also be terminated at any time by the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) embezzlement, theft or misappropriation by Executive of any property of the Company Group; (ii) any breach by Executive of Executive’s covenants under Section 5; (iii) any breach by Executive of any other material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within thirty (30) days after the Company has given written notice to Executive describing such breach; (iv) willful failure by Executive to perform the duties of his employment hereunder which continues for a period of fourteen (14) days following written notice thereof by the Company to Executive; (v) the conviction of, or a plea of nolo contendere (or a similar plea) to, any criminal offense that is a felony or involves fraud, or any other criminal offense punishable by imprisonment of at least one year or materially injurious to the business or reputation of the Company Group involving theft, dishonesty, misrepresentation or moral turpitude; (vi) gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee, officer or director of the Company Group; (vii) Executive’s breach of his fiduciary obligations to the Company Group; (viii) Executive’s commission of intentional, wrongful damage to property of the Company Group; (ix) any chemical dependence of Executive which adversely affects the performance of his duties and responsibilities to the Company Group; or (x) Executive’s violation of the Company Group’s code of ethics, code of business conduct or similar policies applicable to Executive. The existence or non-existence of Cause shall be determined in good faith by the Board. The employment of Executive may also be terminated at any time by Executive by notice of resignation delivered to the Company not less than ninety (90) days prior to the effective date of such resignation.

7.Severance for Terminations. Subject to Section 8 and to Executive’s continued compliance with the covenants set forth in Section 5, if Executive’s employment hereunder is terminated during the Employment Term by the Company or is terminated due to expiration of the Employment Term following notice by the Company not to extend the Employment Term in accordance with Section 3, in each case other than (x) for Cause, (y) due to disability (as determined in the good faith discretion of the Board) or (z) death, Executive shall be entitled to receive as severance: (i) an amount equal to Executive’s Base Salary pursuant to Section 4(a) (at the rate in effect immediately prior to the Termination Date), which amount shall be payable, commencing no earlier than the sixty-first day following such termination, in twelve (12) equal monthly installments (other than the first such installment, which shall include all amounts that would otherwise have been paid to Executive if payment had commenced immediately following such termination of employment) in accordance with the Company’s payroll procedures over the 12-month period following the date of Executive’s termination (such 12-month period, the “Severance Period”); (ii) continued medical and dental benefits described in Section 4(c) for the Severance Period, at the same rate of employee and Company shared costs of such coverage as in effect from time to time for active employees of the Company; and (iii) a pro rata portion (based on the number of days Executive was employed by the Company during the fiscal year of termination) of any annual incentive bonus otherwise payable in accordance with Section 4(b) for the year of termination of Executive’s employment, payable no earlier than the date on which such bonus, if any, would have been paid under the applicable plan or policy of the Company absent such termination of employment, but no later than March 15th of the fiscal year immediately following the fiscal year of such termination. With respect to any such continued medical and dental benefits described in clause (ii) of the first sentence of this Section 7 for which Executive is eligible, (I) if the Company cannot continue such benefits without adverse tax consequences to Executive or the Company or for any other reason, the Company shall pay Executive for the cost of such benefits; (II) such benefits shall be discontinued in the event Executive becomes eligible for similar benefits from a successor employer (and Executive’s eligibility for any such benefits shall be reported by Executive to the Company); and (III) Executive’s period of “continuation coverage” for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall be deemed to commence on the date of Executive’s termination of employment.

8.Termination of Compensation and Benefits; Execution of Release; Coordination of Provisions. If Executive’s employment terminates otherwise than in a termination entitling him to severance pay and benefits pursuant to Section 7, Executive shall not be entitled to any severance, termination pay or similar compensation or benefits, provided, that Executive shall be entitled to any benefits then due or accrued in accordance with the applicable employee benefit plans of the Company or applicable law, including “continuation coverage” under the Company’s group health plans for purposes of Section 4980B of the Code. As a condition of receiving any severance compensation for which Executive otherwise qualifies under Section 7, Executive agrees to execute within sixty (60) days following the date of Executive’s termination of employment a general release in favor of the Company in substantially the form set forth hereto as Exhibit B, such release to be delivered, and to have become fully irrevocable, on or before the end of such 60-day period. It is expressly agreed and understood that if such a release has not been executed and delivered and become fully irrevocable by the end of such 60-day period, no amounts or benefits under Section 7 shall be or become payable (except that any continued medical, dental or life insurance benefits may be provided during such 60-day period pursuant to Section 7, as the case may be, but will cease to be provided on the last day of such period). Executive acknowledges and agrees that, except as specifically described in Section 7, all of Executive’s rights to any compensation, benefits (other than Base Salary earned through the date of termination of employment and any benefits due or accrued prior to termination of employment in accordance with the applicable employee benefit plans of the Company or applicable law), bonuses or severance from the Company Group after termination of the Employment Term shall cease upon such termination.

9.Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, no amount or benefit shall be paid or provided under this Agreement or otherwise to an extent or in a manner that would result in payments or benefits (or other compensation) not being fully deductible by the Company Group for federal income tax purposes because of Section 280G of the Code, or any successor provision thereto (or that would result in Executive being subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto). The determination of whether any such payments or benefits to be provided under this Agreement or otherwise would not be so deductible (or whether Executive would be subject to such excise tax) shall be made at the expense of the Company, if requested by either Executive or the Company, by a firm of independent accountants or a law firm selected by the Company and reasonably acceptable to Executive. In the event that any payment or benefit intended to be provided under this Agreement or otherwise would constitute a “parachute payment,” as defined in Section 280G of the Code, the Company shall designate the payments and/or benefits (beginning with cash payments) to be reduced or modified so that the Company Group is not denied any federal income tax deductions for any such parachute payment because of Section 280G of the Code (or so that Executive is not subject to the excise tax imposed by Section 4999 of the Code).

10.Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, or sent by reputable overnight courier, postage prepaid, to the addresses set forth as follows:
If to the Company:

Associated Materials LLC
3773 State Road
Cuyahoga Falls, OH 44223
Attention: Corporate Secretary

With copies, which shall not constitute notice, to:

Associated Materials Group, Inc.
c/o Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, CA 94111
Attention: Erik Ragatz and Arrie Park, Esq.

-and-

Simpson Thacher & Bartlett LLP
450 Lexington Avenue
New York, NY 10017
Attention:     David Rubinsky, Esq.

If to Executive, to such address as shall most currently appear on the records of the Company.
or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party.
11.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation and/or Bylaws, including directors’ and officers’ insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12.General.

(a)GOVERNING LAW; CONSENT TO JURISDICTION, JURY TRIAL WAIVER. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S

CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN OHIO. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(b)Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)Assignability. Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns. Without limiting the foregoing and notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

(d)Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with the requirements of Section 409A of the Code until the first business day that is more than six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 12(d) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 12(d) without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 12(d); provided, that neither the Company nor any of its Affiliates, employees or representatives shall have any liability to Executive with respect to the imposition of any early or additional tax under Section 409A of the Code. Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean “Separation from Service.” For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(e)Warranty by Executive. Executive represents and warrants to the Company that Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts Executive’s ability to perform his obligations under this Agreement or that would be breached by Executive upon his performance of his duties pursuant to this Agreement, and Executive shall indemnify and hold harmless the Company Group from and against any and all liabilities, losses, claims, obligations or the like arising from or in connection with any breach of, or inaccuracy in, Executive’s representations and warranties contained in this sentence.

(f)Compliance with Rules and Policies. Executive shall perform all services in accordance with the lawful policies, procedures and rules established by the Company and the Board. In addition, Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries and their respective employees, directors and officers.

(g)Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(h)Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto.

(i)Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(j)Termination On or After Expiration of the Employment Term. Unless the Company and Executive otherwise agree in writing, any continuation of Executive’s employment with the Company Group beyond the expiration of the Employment Term shall be deemed an employment “at will” and shall not be deemed to extend any of the provisions of this Agreement (other than as provided in Section 12(k) below), and Executive’s employment may thereafter be terminated “at will” by Executive or the Company.
(k)Survival. The covenants set forth in Section 5 and the parties’ respective rights and obligations under Section 7 shall survive and shall continue to be binding upon Executive and the Company, as the case may be, in accordance with their terms, notwithstanding the termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

(l)Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies are cumulative and not exclusive.

(m)Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(n)Section References. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

ASSOCIATED MATERIALS LLC

/s/ James Kenyon
By: James Kenyon
Its: SVP of Human Resources

EXECUTIVE

/s/ Scott Stephens
Scott Stephens

EXHIBIT A

Annual Incentive Bonus

Executive is eligible to receive an annual bonus under the Company’s Senior Executive Incentive Compensation Program, with a target bonus equal to 75% of Base Salary (the “Target Bonus”) and a maximum bonus of 300% of the Target Bonus. With respect to each fiscal year commencing with the 2015 fiscal year, the amount of annual bonus payable will be based upon the achievement of both (i) an Adjusted EBITDA goal (the “EBITDA Bonus”) and (ii) other operating metrics (the “OM Bonus”). The EBITDA Bonus will constitute at least 50% of the Target Bonus. For the OM Bonus, the applicable operating metrics for each fiscal year, as well as the bonus ranges for these metrics, will be established by the compensation committee of the Board within the first ninety (90) days of each such fiscal year. For the 2014 fiscal year, Executive shall receive a guaranteed bonus equal to the Target Bonus pro-rated based on the actual number of days Executive is employed by the Company in 2014, subject to his continued employment on the date such bonus is paid.
For purposes of Executive’s annual incentive bonus and the computation thereof:

1.	Base Salary shall mean the annual rate of Base Salary in effect under this Agreement as of the last day of the fiscal year to which the bonus relates.

2.
“Adjusted EBITDA” means the “EBITDA” of the Company for the applicable fiscal year, as such term is as defined in the Indenture, except that clause (1)(i) of such definition shall not apply for purposes of this Agreement. “Indenture” means the Indenture dated as of October 13, 2010 among AMH Acquisition Corp., AMH New Finance, Inc. (formerly known as Carey New Finance, Inc.), Associated Materials, LLC, Wells Fargo Bank, National Association and the other parties thereto, as amended from time to time.\

3.
Adjusted EBITDA targets will be adjusted by the Board (or its compensation committee) in good faith to reflect each acquisition or disposition by the Company or any of its Affiliates subsequent to the Commencement Date of any business, operation, entity (including the acquisition of only a portion of an entity whose results will be consolidated by the Company in accordance with generally accepted accounting principles), division of any entity or any assets outside the ordinary course of business. If the Company or any Affiliate makes such an acquisition or disposition in a given fiscal year, the Adjusted EBITDA target for such fiscal year and subsequent fiscal years, if applicable, shall be proportionately adjusted, fairly and appropriately, and only to the extent deemed necessary by the Board (or its compensation committee) (after consultation with the Company’s accountants), in the exercise of its good faith judgment, in order to accurately reflect the direct and measurable effect such acquisition or disposition has or is reasonably expected to have on such Adjusted EBITDA target(s). In addition, to the extent applicable, Adjusted EBITDA target(s) will be adjusted by the Board (or its compensation committee) (after consultation with the Company’s accountants) in good faith to reflect any changes in generally accepted accounting principles promulgated by accounting standard setters in order to accurately reflect the effect of such changes on such Adjusted EBITDA target(s). The intent of such adjustments is to keep the probability of achieving the Adjusted EBITDA targets the same as if the event triggering such adjustment had not occurred. The Board’s (or its compensation committee’s) determination of such necessary adjustment(s) shall be made within 90 days following the completion or closing of such event, as applicable, and shall be based on the Company’s accounting as set forth in its books and records and on the Company’s financial plan pursuant to which the Adjusted EBITDA targets were originally established. Any such adjustment(s) made in good faith shall be final and binding on all persons.

EXHIBIT B

GENERAL RELEASE

THIS AGREEMENT AND RELEASE, dated as of _______, 20__ (this “Agreement”), is entered into by and between Scott Stephens (“Executive”) and Associated Materials LLC (the “Company”).
WHEREAS, Executive entered into an employment agreement by and between Executive and the Company, dated as of October 14, 2014 (the “Employment Agreement”); and
WHEREAS, Executive’s employment with the Company will terminate effective as of ____, 20__;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:
1.Executive shall be provided severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of Section 7 of the Employment Agreement; provided that, no such Severance Benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 4 below.

2.Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Executive’s employment or termination of employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of any securities of, any of the Company and any of its affiliates (collectively, the “Company Group”), both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any claim for any severance benefit which might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, and Ohio’s Fair Employment Practices Act, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws; provided that, Executive does not waive or release Claims (i) with respect to the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company, (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company Group, or (iii) any rights to indemnification under any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or the Company’s certificates of incorporation, charter and by-laws, or (iv) with respect to any claims that cannot legally be waived.

3.Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSOCIATED MATERIALS LLC

_________________________
By:
Its:

EXECUTIVE

_________________________
Scott Stephens